Exhibit 99.1

Stereotaxis Reports 2014 Second Quarter Financial Results

-Achieves Second Consecutive Quarter of Strong Recurring Revenue-

-Improves Operating Loss by 16% from First Half of 2013-

-Showcases Technologies at Preeminent Industry Events in Target Markets-

-Launches Ablation History for Improved Electrophysiology Procedures-

-Files FDA Application for Vdrive™ with V-CAS™ System -

-Hosts Conference Call Today at 4:30 p.m. Eastern Time-

ST. LOUIS, MO, August 4, 2014—Stereotaxis, Inc. (NASDAQ: STXS) today reported financial results for the second quarter ended June 30, 2014.

“We have made meaningful progress with our strategies to bring our technology to new markets, build on the class-leading performance of our robotic platform through continued innovations and better align our clinical training and adoption programs with customer goals,” said William C. Mills, Stereotaxis Chief Executive Officer. “As a measure of customer confidence and proficiency in product application, we achieved a second consecutive quarter of robust recurring revenue of nearly $7 million. We continue to believe in the strengths of our new market opportunities, ongoing product advancements and growing clinical validation to drive system and procedure growth well above levels we have experienced in recent quarters.”

“We are pleased to report a productive quarter for our initial marketing efforts in Japan,” Mr. Mills continued. “With increasing visibility of our Niobe® ES Magnetic Navigation System, we are seeing more evidence of the intrinsic desire of Japanese physicians to improve patient care and clinical outcomes through new technologies. We recently concluded a very positive presentation at the annual meeting of the Japanese Heart Rhythm Society, where we experienced significant interest in the benefits of our Niobe ES platform. Our Japanese distributors continue to engage targeted physicians and medical centers in active dialogue, while preparing our remaining product lines for market approval.”

“In the U.S., we are successfully executing our regulatory strategy for the Vdrive™ Robotic Navigation system,” said Mr. Mills. “During the quarter, we submitted premarket notifications to the Food and Drug Administration for our V-Loop™ Variable Loop Catheter Manipulator and V-CAS™ Catheter Advancement System, both of which support improved workflow for the single-operator user of the Niobe ES system.”

“Also during the second quarter, we upgraded approximately a dozen of our customer sites with Ablation History, a new intraoperative mapping feature of our Niobe system user interface which we premiered at the U.S. Heart Rhythm Society session in May. While still early in our experience, we are very encouraged by the strong anecdotal evidence of improved procedure times and first pass isolation rates by physicians in just over 250 ablations performed with Ablation History.”

“As we continue to expand our product capabilities for optimal user experience and clinical outcomes, we remain focused on driving improved commercial success and ensuring our financial flexibility to take advantage of the substantial growth opportunities ahead,” Mr. Mills concluded.

Second Quarter 2014 Financial Results

Revenue for the second quarter of 2014 totaled $8.0 million, down 17% from $9.7 million in the prior year second quarter. System revenue was $1.2 million, compared to $3.3 million in the prior year second quarter. The Company recognized revenue on one Niobe ES upgrade of a Niobe I system and $0.7 million in Odyssey® system sales during the quarter. Recurring revenue was $6.9 million in the quarter, an 8% increase from $6.4 million in the prior year second quarter. Procedures declined 5% from the same quarter last year and 1% sequentially.

The Company generated new capital orders of $0.6 million on four Odyssey system orders, compared to $4.0 million in the second quarter of 2013. Ending capital backlog for the 2014 second quarter was $6.5 million.

Gross margin in the quarter was $6.1 million, or 75.3% of revenue, versus $7.3 million, or 74.6% of revenue, in the second quarter of 2013. Operating expenses in the second quarter were $8.4 million, a 7% improvement compared to $9.0 million in the prior year quarter.

Operating loss in the second quarter was $(2.3) million, compared to $(1.8) million in the prior year second quarter, a 31% increase. Interest expense was $0.8 million compared to $2.1 million in the second quarter of 2013, which was primarily related to non-cash amortization of convertible debt discount in 2013.

The net loss for the 2014 second quarter was $(1.9) million, or $(0.10) per share, a 35% improvement from $(3.0) million, or $(0.37) per share, reported in the second quarter of 2013. Excluding mark-to-market warrant revaluation, the second quarter 2014 net loss would have been $(3.1) million, or $(0.16) per share. Excluding mark-to-market warrant revaluation and amortization of convertible debt discount, the second quarter 2013 net loss would have been $(3.2) million, or $(0.39) per share. The weighted average diluted shares outstanding for the second quarters of 2014 and 2013 totaled 19.6 million and 8.2 million, respectively.

At June 30, 2014, Stereotaxis had cash and cash equivalents of $10.6 million, compared to $11.3 million at March 31, 2014. Cash burn for the second quarter of 2014 was $3.1 million, compared to $2.2 million for the second quarter of 2013. At quarter end, total debt was $18.5 million related to HealthCare Royalty Partners long-term debt. This compares to total debt of $29.9 million at the end of the 2013 second quarter.

Six-Month Financial Results

Revenue for the first six months of 2014 was $16.4 million, down 10% compared to $18.1 million in the first six months of 2013. System revenue was $2.5 million compared to $5.5 million in the first half of 2013, a 55% year-over-year decline. Recurring revenue was $13.9 million, up 11% from $12.6 million in the prior year period. Utilization declined 5% from the same period last year.

Gross margin was $12.8 million, or 78.0% of revenue, compared with $13.5 million, or 74.3% of revenue, in the first six months of the prior year. Operating expenses were $17.3 million, an 8% decrease from $18.8 million in the same period of 2013. Operating loss was $(4.5) million, a 16% improvement compared to $(5.3) million in the first six months of 2013.

Interest expense declined to $1.7 million from $4.1 million in the first six months of 2013, which was primarily related to non-cash amortization of convertible debt discount in 2013.

Net loss was $(6.1) million for the first six months of 2014, or $(0.31) per share, a 23% improvement compared to $(7.9) million, or $(0.98) per share, for the comparable period in 2013. Excluding mark-to-market warrant revaluation, the first half 2014 net loss would have been $(6.2) million, or $(0.32) per share. Excluding mark-to-market warrant revaluation and amortization of convertible debt discount, the first half 2013 net loss would have been $(8.3) million, or $(1.02) per share.

Cash burn was $5.5 million, compared to $3.3 million in the first six months of 2013.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, August 4, 2014, at 4:30 p.m. Eastern Time, to discuss second quarter results. The dial-in number for the conference call is 1-888-287-5563 for domestic participants and 1-719-457-2645 for international participants. Participants are asked to call the above numbers 5-10 minutes prior to the start time. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.stereotaxis.com.

About Stereotaxis

Stereotaxis is a healthcare technology and innovation leader in the development of robotic cardiology instrument navigation systems designed to enhance the treatment of arrhythmias and coronary disease, as well as information management solutions for the interventional lab. Over 100 issued patents support the Stereotaxis platform, which helps physicians around the world provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. Stereotaxis’ core Epoch™ Solution includes the Niobe® ES Remote Magnetic Navigation system, the Odyssey® portfolio of lab optimization, networking and patient information management systems and the Vdrive™ Robotic Navigation system and consumables.

The core components of Stereotaxis systems have received regulatory clearance in the U.S., European Union, Canada, China, Japan and elsewhere. The V-Sono™ ICE catheter manipulator has received U.S. clearance, and the V-Loop™ variable loop catheter manipulator and V-CAS™ catheter advancement system have been submitted for review by the U.S. Food and Drug Administration. For more information, please visit www.stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to raise additional capital on a timely basis and on terms that are acceptable, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness on acceptable terms, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, the outcome of various shareholder litigation filed against Stereotaxis, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contact:	Investor Contact:
Marty Stammer	Todd Kehrli / Jim Byers
Chief Financial Officer	MKR Group, Inc.
314-678-6155	323-468-2300
stxs@mkr-group.com

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue
Systems	$1,153,282	$3,323,251	$2,488,136	$5,551,328
Disposables, service and accessories	6,894,255	6,410,156	13,914,071	12,590,284

Total revenue	8,047,537	9,733,407	16,402,207	18,141,612

Cost of revenue
Systems	1,080,785	1,602,480	1,640,212	2,793,833
Disposables, service and accessories	903,977	869,408	1,963,634	1,870,701

Total cost of revenue	1,984,762	2,471,888	3,603,846	4,664,534

Gross margin	6,062,775	7,261,519	12,798,361	13,477,078

Operating expenses:
Research and development	1,312,743	1,484,096	2,816,189	3,013,303
Sales and marketing	4,096,155	4,254,546	7,727,420	9,110,560
General and administrative	2,943,510	3,276,967	6,773,377	6,700,708

Total operating expenses	8,352,408	9,015,609	17,316,986	18,824,571

Operating loss	(2,289,633)	(1,754,090)	(4,518,625)	(5,347,493)

Other income (expense)	1,181,126	893,642	104,987	1,499,744
Interest income	1,695	1,256	3,929	2,668
Interest expense	(834,667)	(2,147,600)	(1,671,617)	(4,081,858)

Net loss	$(1,941,479)	$(3,006,792)	$(6,081,326)	$(7,926,939)

Net loss per common share:
Basic	$(0.10)	$(0.37)	$(0.31)	$(0.98)
Diluted	$(0.10)	$(0.37)	$(0.31)	$(0.98)

Weighted average shares used in computing net loss per common share:
Basic	19,631,469	8,188,837	19,483,603	8,102,087
Diluted	19,631,469	8,188,837	19,483,603	8,102,087

STEREOTAXIS, INC.

BALANCE SHEETS

	June 30, 2014	December 31, 2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,597,718	$13,775,130
Accounts receivable, net of allowance of $421,419 and $383,077 in 2014 and 2013, respectively	6,456,312	7,558,152
Inventories	6,056,385	4,879,039
Prepaid expenses and other current assets	1,623,904	1,945,206

Total current assets	24,734,319	28,157,527
Property and equipment, net	988,232	1,184,589
Intangible assets, net	1,529,569	1,679,486
Long-term receivables	—	20,431
Other assets	34,233	34,363

Total assets	$27,286,353	$31,076,396

Liabilities and stockholders’ deficit
Current liabilities:
Current maturities of long-term debt	$—	$49,733
Accounts payable	3,155,401	3,512,339
Accrued liabilities	6,292,007	7,079,381
Deferred contract revenue	8,091,608	7,519,754
Warrants	5,539,639	5,644,626

Total current liabilities	23,078,655	23,805,833

Long-term debt, less current maturities	18,506,921	18,481,478
Long-term deferred contract revenue	402,016	491,080
Other liabilities	—	—

Stockholders’ deficit:
Preferred stock, par value $0.001; 10,000,000 shares authorized, none outstanding at 2014 and 2013	—	—

Common stock, par value $0.001; 300,000,000 shares authorized, 20,238,432 and 19,311,390 shares issued at 2014 and 2013, respectively	20,238	19,311
Additional paid-in capital	444,969,310	441,888,155
Treasury stock, 4,015 shares at 2014 and 2013	(205,999)	(205,999)
Accumulated deficit	(459,484,788)	(453,403,462)

Total stockholders’ deficit	(14,701,239)	(11,701,995)

Total liabilities and stockholders’ deficit	$27,286,353	$31,076,396